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                                                                   EXHIBIT 10.15
                               CORPORATE PLAZA II
                           LEASE TERMINATION AGREEMENT


         THIS LEASE TERMINATION AGREEMENT (the "Agreement") is entered into as of December 3, 2002, by and between CORPORATE PLAZA II, INC., a Delaware corporation ("Landlord"), dba SD Corporate Plaza II, Inc., whose address is c/o SSR Realty Advisors, Inc., One California Street, Suite 1400, San Francisco, California 94111, and PREVIO, INC., a Delaware corporation ("Tenant"), whose address is 12636 High Bluff Drive, Suite 400, San Diego, California 92130.

                                    RECITALS:

         A. Pursuant to that certain Office Lease entered into between Landlord's predecessor-in-interest, Weyerhauser Mortgage Company, a California corporation, and Fort Wyman, Inc., a Michigan corporation, tenants in common ("Original Landlord"), as landlord, and Tenant's predecessor-in-interest, STAC Electronics, a California corporation ("Original Tenant"), as tenant, dated March 22, 1994, as previously amended by that certain First Amendment to Lease entered into between Landlord's predecessor-in-interest, I&G Highbluff, Inc., a Delaware corporation ("Highbluff"), and Original Tenant, dated December 12, 1997, and as also previously amended by that certain Second Amendment to Lease entered into between Highbluff and Tenant's predecessor-in-interest, Stac, Inc. ("Stac, Inc."), as successor in interest to Original Tenant, dated November 18, 1999, Tenant is leasing from Landlord approximately 14,024 rentable square feet of office space commonly known as Suite 400 (the "Premises"), in the building known as Corporate Plaza II North, located at 12636 High Bluff Drive, in San Diego, California 92130.

         B. Landlord has succeeded to the interests of Original Landlord and Highbluff as "Landlord" under the Lease. Tenant has succeeded to the interests of Original Tenant and Stac, Inc. as "Tenant" under the Lease.

         C. Tenant desires to terminate the Lease effective December 31, 2002, in consideration for making a termination payment to Landlord on the terms hereinafter provided.

         D. Landlord is agreeable to the termination of the Lease on the terms hereinafter provided.

                                   AGREEMENT:

         NOW, THEREFORE, for and in consideration of the covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto agree as follows:


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         1. The Lease shall terminate on December 31, 2002 (the "Termination
Date"). In connection with such termination of the Lease, Tenant and Landlord shall be obligated as follows:

                  a. Contemporaneously with the execution of this Agreement, Tenant shall pay to Landlord the sum of Six Hundred Sixty-Seven Thousand, Six Hundred Twenty-One and 12/100 Dollars ($667,621.12) (the "Termination Payment") by cashier's check.

                  b. Tenant shall deliver the Premises to Landlord on the Termination Date, broom clean, without debris, with all of Tenant's personal property, inventory and trade fixtures removed from the Premises. Further, Tenant shall repair, to Landlord's reasonable satisfaction, those components of the Premises specifically identified by Landlord's agent as being in need of repair (the "Specific Repair Items") as well as any physical damage to the Premises caused by Tenant's vacating of the Premises. Tenant may leave its exterior identity signage in place on the Termination Date.

                  c. Within thirty (30) days of Tenant's vacation of the Premises in accordance with the provisions of subsection 1.b. above, Landlord shall return to Tenant the security deposit in the amount of $17,530.00, less any amounts deducted therefrom by Landlord for the repair of (i) the Specific Repair Items and (ii) any physical damage to the Premises caused by Tenant's vacating of the Premises.

                  d. On and after the date of this Agreement, Tenant hereby waives and relinquishes all rights to signage on the exterior of the Building. Such signage may be removed by Landlord following the date of this Agreement.

         2. Upon (i) Landlord's receipt of the Termination Payment and (ii) Tenant's vacation of the Premises in accordance with the terms of this Agreement on or before the Termination Date, except as expressly set forth in this Agreement, the parties to this Agreement and their respective parent companies, partners, affiliates, subsidiaries, directors, officers, successors and assigns, agents, employees and representatives are hereby unconditionally and fully released and discharged from any and all obligations, claims, actions, liability, past, present and future, of whatever kind or character, known or unknown, by reason of, growing out of, arising out of or existing in connection with the execution of the Lease or any of the terms or provisions thereof, Tenant's use and occupancy of the Premises, or by reason of the breach or alleged breach, or conduct or activity resulting in the breach or alleged breach, of any of the terms or provisions of the Lease, including but not limited to, any and all of Tenant's maintenance and repair obligations under the Lease. Except as expressly set forth in this Agreement, this Agreement shall fully and finally settle all demands, claims, charges, accounts or causes of action of any nature arising out of or connected with the provisions of the Lease.

         3. Notwithstanding anything to the contrary under the Lease, if Tenant remains in occupancy of the Premises or continues to hold the Premises after the Termination Date, such holdover shall constitute and be construed as a tenancy at will, terminable at any time by Landlord with rent equal to $2,500.00 per day, to be paid to Landlord for each day that Tenant remains in occupancy, with Tenant otherwise subject to the terms and conditions of the Lease. No payment of money nor holdover of the Premises by Tenant after the Termination Date shall reinstate, continue or extend the term of the Lease. In the event of any holdover of the Premises


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by Tenant after the Termination Date, Landlord, without notice, may immediately commence forcible entry and detainer proceedings against Tenant for possession of the Premises; and Tenant hereby waives all notices of the termination of Tenant's occupancy or tenancy at will of the Premises and all notices of any action by Landlord for Tenant's eviction from the Premises. Any failure by Tenant to promptly remove all of Tenant's personal property, furniture, trade fixtures and equipment on or before the Termination Date shall thereupon be conclusively deemed an abandonment by Tenant of all such property and shall be governed by the terms of the Lease.

         4. Intentionally Deleted.

         5. Each individual executing or attesting this Agreement on behalf of Tenant covenants, warrants and represents that he or she is duly authorized to execute or attest and deliver this Agreement on behalf of such corporation.

         6. a. Tenant represents and warrants that it has not made any assignment, sublease, transfer, conveyance or other disposition of (i) the Lease; (ii) its interest in the Lease; or (iii) any claim, demand, obligation, liability, action, or cause of action arising under the terms of the Lease, to any person, firm, partnership, association, or other entity.

                  b. Landlord represents and warrants that it is the fee simple owner of the Property.

                  c. Landlord and Tenant further represent and warrant that they have full power and authority to sign and deliver this Agreement, and the execution and delivery of this Agreement will not violate and will not constitute a default under any agreements with any third parties.

                  d. Landlord and Tenant hereby agree to indemnify and hold harmless the other party against all actions, demands, liabilities, costs, expenses, rights of action or causes of action based on, arising out of, or in connection with, any breach of any of the foregoing representations and warranties.

         7. If an action is commenced between the parties in connection with the enforcement of any provision of this Agreement, the prevailing party in that action shall be entitled to recover its costs and expenses, including reasonable attorneys' fees.

         8. Landlord and Tenant agree to perform, execute and deliver or cause to be performed, executed and delivered any and all such further acts, deeds and assurances as may be necessary to consummate the actions contemplated in this Agreement.

         9. This Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and assigns.

         10. This Agreement and the obligations under this Agreement shall be construed in accordance with, governed by, and shall be subject to, the laws of the State of California.

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         11. The parties hereto agree that time is of the essence with respect to all covenants and agreements herein.

         12. This Agreement contains the entire agreement between the parties hereto. No variations, modifications or changes herein or hereof shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party.

         13. Any notice or communication provided for in this Agreement must be in writing, and shall be given or be served by depositing the same in the United States mail, postpaid and certified and addressed to the party to be notified, with return receipt requested, or by delivering the same in person to an officer of such party, or by consigning the same to a recognized overnight delivery service operating on a nationwide basis, addressed to the party to be notified. Notice deposited in the mail in the manner hereinabove described shall be effective when so deposited. Notice given in any other manner shall be effective upon delivery. The addresses for the delivery of any notices hereunder shall, until changed as herein provided, be those specified on the first page of this Agreement. A party hereto may change its address by at least fifteen (15) days written notice to the other party delivered in compliance with this paragraph; provided, however, that no such notice shall be effective until actually received by the other party.

         14. All sums payable by Tenant hereunder shall bear interest from the date due or advanced until paid at the maximum lawful rate in effect at the time such payment was due.

         15. Tenant hereby submits to personal jurisdiction in the State of California for the enforcement of Tenant's obligations hereunder and waives any and all personal rights under the law of any other state to object to jurisdiction within the State of California for the purposes of litigation to enforce such obligation of Tenant. In the event such litigation is commenced, Tenant agrees that, in addition to any other manner provided by applicable law or court rule, service of process may be made and personal jurisdiction over Tenant obtained, by service of a copy of the summons, complaint and other pleadings required by applicable law to commence such litigation upon Tenant's appointed Agent for Service of Process in the State of California, which Agent Tenant hereby designates to be:

                               Cooley Godward, LLP
                               4401 Eastgate Mall
                               San Diego, CA   92121

         16. Each of Landlord and Tenant acknowledges on its own behalf that it is familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

             A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each of Landlord and Tenant on its own behalf hereby waives and relinquishes every right or benefit it may have under Civil Code Section 1542 and all other provisions of law with respect to any such claim it may have against the other party to the full extent that it may lawfully do so. In connection with such waiver and relinquishment, each of Landlord and Tenant acknowledges


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that it is aware that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, but that it is such party's intention hereby to fully, finally and forever settle and release all such claims, known or unknown, suspected or unsuspected, which may now exist or which have previously existed between Tenant and Landlord. Accordingly subject to the provisions of Section 4 above, each of Landlord and Tenant agrees that this Agreement shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts.

         If Tenant fails to comply with the terms of this Agreement, including but not limited to the timely payment of all amounts owed by Tenant to Landlord, then this Agreement shall, at Landlord's option, be null and void and the Lease shall remain in full force and effect as if this Agreement had never been executed and Landlord shall have all remedies available to it under California law, including its remedies pursuant to the Lease and California Civil Code
Section 1951.2, and Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any claim, loss, cost, damage or judgment as a result of Tenant's failure to comply with the Lease or this Agreement, including but not limited to, any claims or defenses to payment of rent made under any new lease entered into by Landlord as a result of the condition of the Premises upon its being vacated by Tenant.

         17. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         EXECUTED as of the date first set forth above.


LANDLORD:                                CORPORATE PLAZA II, INC.,
                                         a Delaware corporation,
                                         dba SD Corporate Plaza II, Inc.

                                         By:      /s/Chuel Dale Hwang
                                         Name:    CHUEL DALE HWANG
                                         Title:   ----------------------


TENANT:                                  PREVIO, INC.,
                                         a Delaware corporation

                                         By:      /S/CLIFF FLOWERS
                                         Name:    Cliff Flowers
                                         Title: President, CFO and Secretary


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